     As filed with the Securities and Exchange Commission on March 22, 2001
                                                 REGISTRATION NO. 333-59829

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        POST EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          SWISSRAY INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          NEW YORK                        [3841]               16-0950197
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 incorporation or organization)  Classification Number)   Identification Number)

                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                          UNITED STATES: (914) 345-3700
                         SWITZERLAND: 011-4141-914-1200

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                RUEDI G. LAUPPER,
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                          SWISSRAY INTERNATIONAL, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-3700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               GARY B. WOLFF, ESQ.
                               GARY B. WOLFF, P.C.
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 644-6446

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the discretion of the converting shareholders after the effective date of the Registration Statement.


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*        In accordance with Rule 429 of the General Rules and Regulations  under the Securities Act of 1933 this Registration Statement and the Prospectus which is a part thereof relates, in part, and combines with an earlier Registration Statement under Registration No. 333-50069 declared effective May 12, 1998.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         On July 24, 1998 the Company initially filed a Form S-1 Registration Statement under SEC File No. 333-59829, which Registration Statement was subsequent declared effective on August 14, 2000.

         In accordance with the terms and conditions of such Registration Statement and in particular, but by no means limited to, sections entitled "Selling Holders" and "Registration Rights" the Company registered an aggregate of 19,080,184 shares of its common stock so as to issue registered shares principally underlying outstanding convertible debentures as well as certain other security interests, the latter of which are referred to in the August 14, 2000 amendment to the Registration Statement in Part II thereof, Item 15 under the subheading "Additional Selling Holders".

         Subsequent to effectiveness of the Registration Statement, the Company entered into an Exchange Agreement ("Agreement") with a firm known as Hillcrest Avenue LLC ("Hillcrest"), which firm was the assignee of various rights and obligations heretofore held by eleven of entities listed as Selling Shareholders in the Registration Statement as well as three additional assignees. A summary of the terms and conditions of the Agreement between the Company and Hillcrest is contained in the Company's Form 8-K (with applicable exhibits) with date of report of December 29, 2000 as filed with the SEC on January 12, 2001.

         As a direct result of all of the above, the Company had registered 19,080,184 shares of its common stock of which 10,065,891 shares (inclusive of those shares of common stock utilizing Rule 144) were issued leaving a balance of 9,014,293 shares.

         This  Post  Effective   Amendment  is  being  filed  solely  so  as  to
de-register the above referenced balance of 9,014,293 shares.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Second Post Effective Amendment to its S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hochdorf, Country of Switzerland, on March 20, 2001.

                                               SWISSRAY INTERNATIONAL, INC.

                                                     /Ruedi G. Laupper/
                                                By:_______________________
                                                Name: Ruedi G. Laupper
                                                Title: Chairman of the Board of
                                                       Directors, President &
                                                       Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended this first Post Effective Amendment to its S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                          Date

/RUEDI G. LAUPPER/            Chairman of the Board of      Dated: Mar. 20, 2001
----------------------        Directors, President &
Ruedi G. Laupper              Chief Executive Officer


/JOSEF LAUPPER/               Secretary, Treasurer and a    Dated: Mar. 20, 2001
-------------------------     Director
Josef Laupper


/MICHAEL LAUPPER/             Principal Financial Officer   Dated: Mar. 20, 2001
------------------            & Controller
Michael Laupper


/UELI LAUPPER/                Vice President and a Director Dated: Mar. 20, 2001
------------------------
Ueli Laupper


/Erwin Zimmerli/              Director                      Dated: Mar. 21, 2001
----------------------------
Dr. Erwin Zimmerli


/Dov Maor/                    Director                      Dated: Mar. 21, 2001
-----------------------------
Dr. Sc. Dov Maor